Exhibit 99.1

NEWS RELEASE

Contacts:
Manuel Mondragon, Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T Offshore Provides Operational Update on 2006 Activity

and Gives 2007 Capital Budget and Production Guidance

HOUSTON — February 1, 2007 — W&T Offshore, Inc. (NYSE: WTI) today provided an update on its recent drilling success as well as 2007 budget and production guidance.

W&T Offshore completed another successful year in its exploration and development program. For full year 2006, the Company successfully drilled 19 of 27 exploration wells, for a success rate of 70%, which included three of six in the deepwater and seven out of eight deep shelf wells. Additionally, the Company successfully drilled eight of eight development wells, which included seven conventional shelf wells, and one deep shelf well. For the 2006 drilling program of 35 total wells, W&T achieved a success rate of 77%.

During the fourth quarter, W&T Offshore successfully drilled one exploration well:

Lease Name/Well	Category	Working Interest %
Galveston 303 #7	Exploration / Shelf	83%

In the fourth quarter, the Company drilled three non-commercial wells:

Lease Name/Well	Category	Working Interest %
Ship Shoal 368	Exploration / Shelf	100%
Alaminos Canyon 529	Exploration / Deepwater	50%
Green Canyon 732	Exploration / Deepwater	75%

Since the end of the fourth quarter, the Company has drilled one successful conventional shelf exploration well:

Lease Name/Well	Category	Working Interest %
High Island 22 B3 ST	Exploration / Shelf	100%

Capital and Major Expenditure Budget: The Board of Directors has approved the Company’s 2007 budget (“Budget”) of approximately $458 million, which includes capital expenditures and major expense items. The 2007 Budget represents a 13% increase over the Company’s original 2006 budget of $400 million; or 23% decrease over the revised 2006 budget of $550 million, due to cash required for debt service incurred in connection with closing the $1.3 billion acquisition of Kerr McGee in August 2006. The Budget includes capital to drill 18 exploration and development wells in 2007.

Category	Amount in $MM	%
Exploration	$133	29%
Development	168	37%
Other (includes P&A & Seismic)	64	14%
Major Expense Items	93	20%

Total	$458	100%

Outlook: The following information does not include the potential impact of any future acquisitions or divestitures that may be completed after the date of this news release. The guidance for 2007 represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

For full year 2006, the Company expects total production to be within stated guidance.

Guidance for the first quarter and full year of 2007 is shown in the table below. The Company anticipates full year 2007 production to be at the low end of the range due to several project startup delays resulting from weather conditions and equipment availability primarily in the first half of the year, and the unanticipated sales pipeline damage to the High Island Pipeline System (HIPS), that occurred in December 2006, and is scheduled to be back online in early February.

Estimated Production	First Quarter 2007	Full-Year 2007
Crude oil (MMBbls)	2.06 –2.17	9.6 –10.5
Natural gas (Bcf)	21.66 –22.80	92.2 –101.2

Total (Bcfe)	34.00 –35.80	149.7 –164.3

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2005 (www.sec.gov).

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